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The Board of Directors
Encore Clean Energy, Inc.

We consent to the incorporation by reference in the registration statement (no. 333-111582) on Form S-8 of Encore Clean Energy, Inc. of our report dated April 19, 2005, with respect to the consolidated balance sheets of Encore Clean Energy, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss and cash flows for the years ended December 31, 2004 and 2003, which report appears in the Annual Report on Form 10-KSB of Encore Clean Energy, Inc.

Our report dated April 19, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and stockholders’ deficit and its need to generate cash from operations and additional financing which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP
Chartered Accountants

Victoria, Canada
May 16, 2005